Exhibit 99.2
Abercrombie & Fitch
March 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 7th, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended April 7th, 2007, were $331.2 million, a 29% increase over net sales of $256.7 million for the five week period ended April 1, 2006. Total Company direct-to-consumer net sales increased 47% to $17.7 million for the five week period ended April 7th, 2007, compared to the five week period ended April 1, 2006. March comparable store sales increased 7% for the five week period ended April 7th, 2007, compared to last year’s five week period ended April 8th, 2006.
By brand, Abercrombie & Fitch comparable store sales increased 4%. Men’s and women’s comps increased by a mid single-digit. Transactions per store and average transaction value both increased 5%.
In the kids business, abercrombie, comparable store sales increased 11%. Boys comps increased by mid teens, girls comps increased by a high single-digit. Transactions per store increased 13%; average transaction value was flat to last year.
Hollister comparable store sales increased 8%. Dudes comps increased by low teens; Bettys comps increased by a mid single-digit. Transactions per store increased 8%; average transaction value decreased 1%.
RUEHL comparable store sales increased 6%. Men’s comps declined by a mid single-digit and women’s comps increased by a low double digit. Transactions per store increased 30%; average transaction value declined 15%.
From a merchandising standpoint, across all brands, tops significantly outperformed bottoms in both the male and female businesses, driving strong total company results. This strength reflects our intended strategy to offset difficult comparisons in bottoms, resulting from its high productivity base, with a focus on trend right tops.
By region, comps were strongest in the Northeast and weakest in the West; all regions were positive in March.
We will announce April sales on Thursday, May 10th, 2007.
Thank You.

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